Exhibit 10.25
December 7, 2007
Pete J. Mangan
884 Russet Drive
Sunnyvale, CA 94087
Dear Pete:
We are pleased to make this offer of employment to you with Trident Microsystems, Inc. (“Trident”). Your position with Trident will be that of Vice President, Finance, reporting to the Chief Financial Officer. The details of this offer, including the compensation package, are as follows:
•	Your base salary will be $220,000.00 per year, paid on a semi-monthly basis at a rate of $9,166.67.

•	You will be eligible to participate in Trident’s medical, dental, and life insurance programs.

•	You will be entitled to paid time off in accordance with Trident’s current policies.

•	Upon the approval of the Compensation Committee of Trident’s Board of Directors, (“Compensation Committee”) you will be granted the equity incentive award described in Appendix A, subject to the terms set forth therein.

•	You will be eligible to participate in Trident’s Incentive Bonus Plan and your target bonus payment will be 40% of your annual base salary, as described in Appendix B.

•	Trident will pay a sign-on bonus in the amount of $42,000 subject to Appendix C.
Within three (3) days of the start of your employment you will be required, as a condition of your employment, to complete the following:
•	You must provide acceptable documentation of proof of your eligibility to work in the United States as required by the Immigration and Naturalization Act (I-9).

•	You will be required to sign Trident’s standard form of Employment, Proprietary Information and Invention Assignment Agreement, including a non-solicitation covenant of twenty-four (24) months’ duration.
Trident is a dynamic, fast growing company whose success depends upon the contributions of talented individuals such as you. You can accept this offer by signing below, indicating your anticipated start date, and returning this copy to me. Should you have any questions or if you need additional information please feel free to contact me.
This offer of employment is contingent upon your ability to comply with the employment authorization provisions of the Immigration & Naturalization Act as well as the successful completion of your background investigation. In addition, this offer is conditioned upon your acceptance, in writing, by December 14, 2007.
Sincerely,
/s/ David L. Teichmann
David L. Teichmann
General Counsel,
Vice President of Human Resources & Corporate Secretary

December 7, 2007
Pete Mangan

ACKNOWLEDGMENTS & ACCEPTANCE
I accept this employment offer with the understanding that it is not a contract for a fixed term or specified period of time. I understand that my employment is voluntary, “at will” and can be terminated either by me or by Trident at any time, with or without notice and with or without cause, subject to the terms of this letter. The provisions stated in this offer letter supersede all prior representations or agreements, whether written or oral. This offer letter may not be modified or amended except by a written agreement, signed by an authorized officer of Trident and me.

/s/ Pete Mangan	12/12/2007	1/11/2008
Pete Mangan	Date	Anticipated Start Date

December 7, 2007
Pete Mangan

Appendix A
Equity Incentive Award
Initial Hire-on Option Grant
Upon the approval of the Compensation Committee, at its first regularly scheduled meeting following your employment start date, you will be granted a non-qualified stock option to purchase 75,000 shares of Trident’s common stock at an exercise price per share equal to the closing price of a share of Trident’s common stock on the Nasdaq Global Market on the effective date of grant. Subject to your continued performance of services with Trident through each respective vesting date, the shares subject to this stock option will vest and become exercisable over a four-year period at the rate of 25% of such shares upon each of the first four anniversaries of your employment start date. Your stock option will be granted under and subject to the terms and conditions of the 2006 Equity Incentive Plan and Trident’s standard stock option agreement, as modified by this letter, which you will be required to sign as a condition to receiving this option.

/s/ Pete Mangan
Pete Mangan

December 7, 2007
Pete Mangan

Appendix B
Incentive Bonus Plan
You will be eligible to participate in Trident’s Incentive Bonus Plan at a target rate of 40% of your annual base salary. The actual bonus, if any, you earn under the Incentive Bonus Plan will be based upon Trident’s achievement of annual performance goals determined by the Board of Directors and/or Compensation Committee. In addition, you must be an active employee on the date of the bonus payment to be entitled to receive a bonus under the Incentive Bonus Plan. The detailed terms and conditions of the Incentive Bonus Plan are defined yearly by the Board of Directors and/or Compensation Committee and are subject to change at the Board of Directors’ and/or Compensation Committee’s discretion from year to year.
For the period from your employment start date through June 30, 2008, the end of Trident’s current fiscal year, Trident will guarantee payment to you of an incentive bonus in the amount of no less than $22,000.00 (“Guaranteed Initial Bonus”). The Guaranteed Initial Bonus will be paid at the same time annual bonus payments are made to Trident’s employees, which is currently expected to occur during August 2008.

/s/ Pete Mangan
Pete Mangan

December 7, 2007
Pete Mangan

Appendix C
Sign-on Bonus
Sign-on Bonus. You will receive a sign-on bonus of $42,000.00 (“Sign-On Bonus”) to be paid to you through the first paycheck after your actual start date with Trident.
In the event that prior to the first anniversary date of your employment start date you should voluntarily terminate your employment with Trident, you agree to repay the Sign-On Bonus within thirty (30) days following the effective date of your voluntary termination of employment.
ACKNOWLEDGMENT & ACCEPTANCE
I have read the above conditions relating to the Sign-on Bonus. I fully understand and accept the terms under which this bonus is paid.

/s/ Pete Mangan
Pete Mangan